--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       INTERNATIONAL TOTAL SERVICES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                       INTERNATIONAL TOTAL SERVICES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

     Notice is hereby given that the Annual Meeting of Shareholders of International Total Services, Inc. (the "Company") will be held at the Company's headquarters located in the Crown Centre, 5005 Rockside Road, Independence, Ohio 44131, on Friday, September 18, 1998, at 9:00 a.m., Cleveland, Ohio, time for the following purposes:

          1. To elect five directors, each to serve until the next annual meeting of the shareholders and until his successor has been duly elected and qualified;

          2. To approve a proposal to amend the Long-Term Incentive Plan to increase the number of shares available under the Plan;

          3. To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in any such report is contemplated; and

          4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on July 20, 1998, will be entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

                                          By order of the Board of Directors

                                          Scott E. Brewer,
                                          Secretary
Dated: July 29, 1998

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                       INTERNATIONAL TOTAL SERVICES, INC.

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of International Total Services, Inc. (the "Company"), to be held at the Company's headquarters located in the Crown Centre, 5005 Rockside Road, Independence, Ohio 44131, on Friday, September 18, 1998, at 9:00 a.m., Cleveland, Ohio, time, and at any adjournment thereof. This proxy statement and the accompanying notice and proxy will first be sent to shareholders by mail on or about July 29, 1998.

     Annual Report. A copy of the Company's Annual Report to Shareholders for the fiscal year ended March 31, 1998 is enclosed with this proxy statement.

     Solicitation and Revocation of Proxies. This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, regular employees of the Company or its affiliates may solicit proxies by telephone or facsimile.

     If the enclosed proxy is signed and returned, the shares represented thereby will be voted in accordance with any specification made therein by the shareholder. In the absence of any such specification, they will be voted to elect the director nominees set forth under the heading "Election of Directors." A shareholder's presence at the meeting, without more, will not operate to revoke his or her proxy. The proxy is revocable by a shareholder at any time insofar as it has not been exercised by executing and delivering a later-dated proxy or by giving notice to the Company in writing at its address indicated on the attached Notice of Annual Meeting of Shareholders, or in open meeting.

     Outstanding Shares. The close of business on July 20, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date, the Company's voting securities outstanding consisted of 6,662,494 common shares, without par value (the "Common Shares"), each of which is entitled to one vote at the meeting.

     Fiscal Year. The Company's fiscal year ends on March 31, and its fiscal years are identified by reference to the calendar year in which they end. For example, the fiscal year ended March 31, 1998 is referred to as "fiscal 1998."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of July 24, 1998, by: (a) the Company's directors (all of whom are also nominees for director); (b) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares; (c) the Company's Chief Executive Officer and the five other most highly compensated executive officers named in the Summary Compensation Table; and (d) the Company's executive officers and directors as a group.

                                                               NUMBER OF SHARES     PERCENT
                  NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED    OF CLASS
                  ------------------------                    ------------------    --------
Artisan Partners Limited Partnership(1).....................        435,800            6.5%
Robert A. Weitzel...........................................      3,211,717           48.2%
James O. Singer.............................................            300              *
Scott E. Brewer.............................................         16,116              *
Stephen Metzler.............................................            200              *
Gene Empey..................................................              0              *
Ivan J. Winfield............................................          2,000              *
Lee C. Howley, Jr...........................................         10,000              *
Jerry V. Jarrett............................................          2,000              *
J. Jeffrey Eakin............................................              0              *
Robert A. Swartz(2).........................................              0              *
All directors and executive officers as a group.............      3,242,333           48.7%

---------------

* Less than one percent (1%).

(1) Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 1998, Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler (collectively, "Artisan Partners") reported the beneficial ownership of 435,800 Common Shares. The principal business address of Artisan Partners is 1000 North Water Street, No. 1770, Milwaukee, Wisconsin 53202. Artisan Partners reported shared voting and dispositive power with respect to all such Common Shares.

(2) Mr. Swartz resigned from the Company in February 1998.

                             ELECTION OF DIRECTORS

     In accordance with the Company's Code of Regulations, the number of directors has been fixed at five. At the Annual Meeting of Shareholders, the shares represented by proxies, unless otherwise specified, will be voted for the election of the five directors named herein, each to serve until the next Annual Meeting of Shareholders and until his successor is duly elected and qualified.

     The director nominees are identified in the following table and each is currently a director of the Company.

     If for any reason any nominee is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a director.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                                EXPIRATION OF TERM
                                                                 DIRECTOR           FOR WHICH
        NAME AND AGE              PRINCIPAL OCCUPATION            SINCE              PROPOSED
        ------------          ----------------------------    --------------    ------------------
Robert A. Weitzel (63)......  Chairman of the Board and       January 1987             1999
                              Chief Executive Officer of
                              the Company
James O. Singer (53)........  Director, President and         June 1997                1999
                              Chief Operating Officer of
                              the Company
Lee C. Howley, Jr. (49).....  President, Howley & Company     September 1997           1999
Ivan J. Winfield (62).......  Associate Professor at          September 1997           1999
                              Baldwin-Wallace College
J. Jeffrey Eakin (51).......  Senior Vice President,          --                       1999
                              Preferred Capital, Inc.

     Robert A. Weitzel has served as the Chief Executive Officer of the Company since January 1987 and was President from January 1987 to April 1997. He served as Senior Vice President from 1982 to 1987 and Vice President from 1978 to 1982.

     James O. Singer has been President and Chief Operating Officer since joining the Company in April 1997. Mr. Singer was employed by AMR Services Corporation, an aviation services company, as President--Airline Services Division from May 1989 to June 1995. From June 1995 to April 1997, Mr. Singer worked as a consultant in the aviation industry.

     Lee C. Howley, Jr. has been the sole owner and president of Howley & Company, a real estate brokerage and development company, since 1981, and has been the sole owner and Chairman of Coast Management Company, a cleaning and real estate management company, since 1987. Since January 1992 Mr. Howley has served as the Chairman of the Convention and Visitors Bureau of Greater Cleveland. Mr. Howley serves on the Boards of Directors of LESCO, Inc., a publicly held manufacturer and supplier of lawn care products, and Boykin Lodging Company, a publicly held real estate investment trust.

     Ivan Winfield is currently Associate Professor and Chairholder of the Herzog Chair in Free Enterprise at Baldwin Wallace College, in Berea, Ohio. Mr. Winfield retired in 1994 from Coopers & Lybrand, L.L.P. From 1978 to 1990 he was managing partner of the firm's Oklahoma practice and from 1990 to 1994 he was managing partner of the firm's Northeast Ohio practice. Mr. Winfield is a Trustee of The Fairport Funds and of its finance committee. Mr. Winfield also serves as a Director of Boykin Lodging Company.

     J. Jeffrey Eakin was a founder of Preferred Capital Inc., ("Preferred Capital"), a general equipment finance company, and has been Senior Vice President of Preferred Capital since September 1997. Mr. Eakin was employed by DVI Capital Company, a wholesale finance company, from June 1994 to August 1997. From February 1992 to July 1997, Mr. Eakin served as Director of Credit and Funding form Picker Financial Group, a lease financing company.

     The Company consummated its initial public offering of Common Shares on September 19, 1997 (the "Initial Offering"). In connection with the Initial Offering, the Board of Directors established an Audit Committee and a Compensation Committee. Each of these committees comprises the Company's three outside directors, Messrs. Howley, Jarrett and Winfield. The Company does not have a nominating committee. The Board of Directors held two meetings in fiscal 1998. Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors held in fiscal 1998.

     The Audit Committee makes recommendations to the Board of Directors concerning the engagement of independent public accounts for the Company, reviews with the independent public accountants the plans and results of audit engagements, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees, reviews the independent public accountants' management letters and the Company's responses, reviews the adequacy of the Company's internal accounting controls, and reviews major accounting or reporting changes. The Audit Committee held one meeting in fiscal 1998.

     The Compensation Committee reviews employment, development, reassignment and compensation matters involving corporate officers and other executive level employees, including issues relating to salary, bonus and incentive arrangements. The Compensation Committee also administers the Company's Long-Term Incentive Plan. The Compensation Committee held one meeting in fiscal 1998.

     Directors' Compensation. Each director who is not an employee of the Company is compensated at the rate of $12,000 per year and also receives $1,000 for attendance at each meeting of the Board of Directors and for each meeting of any committee. Each nonemployee director of the Company received an option for 5,000 Common Shares exercisable at $11.25 on and after September 24, 1998.

COMPENSATION COMMITTEE REPORT

     Introduction. The Compensation Committee (the "Committee") is responsible for determining the compensation to be paid to the Company's executive officers. The Committee members are Jerry V. Jarrett (Chairman), Ivan Winfield and Lee C. Howley. The Committee is also responsible for making major policy decisions with respect to health care and other benefit plans and administering the Company's Long-Term Incentive Compensation plan.

     Base Salaries. The base salaries and certain other compensation for the Company's executive officers in fiscal 1998 were determined after consulting with the Company's financial advisors and the managing underwriters of the Company's initial public offering.

     The base salaries for Messrs. Weitzel, Singer, Brewer and Swartz are set forth in employment agreements entered into between those officers and the Company as of September 29, 1997. See "Employment Agreements." These agreements provide for initial annual base salaries of $300,000, $150,000 and $65,000, respectively, for Messrs. Weitzel, Singer and Brewer. Mr. Swartz's employment agreement provided for a base salary of $71,500 and terminated upon his resignation in February 1998.

     Bonuses. Under the employment agreements, Messrs. Weitzel and Singer are entitled to a bonus of $100,000 if the Company achieves its budget targets, and Mr. Brewer is entitled to .75% of the gross monthly profits of the Company; provided, the Company achieves budget for that month. Mr. Swartz was entitled to a bonus similar to Mr. Brewer's. The formula for determining these bonuses was determined after consultation with the managing underwriters of the Company's initial public offering.

     Share Options. All of the Company's executive officers are eligible to receive options to purchase Common Shares of the Company under the Long-Term Incentive Plan. The Company believes that share option grants are a valuable motivation tool and provide a long-term incentive to management. Share option grants reinforce long-term goals by providing the proper nexus between the interests of management and the interests of the Company's shareholders. The Committee granted to current executive officers options to purchase an aggregate of 250,332 Common Shares under the Long-Term Incentive Plan, as follows: Mr. Weitzel, 66,670; Mr. Singer, 33,362; Mr. Brewer, 50,070; Mr. Swartz, 50,070; Mr.
Metzler, 16,690; Mr. Woodson, 16,690; and Mr. Empey. Mr. Swartz's options terminated upon his resignation. The number of options granted to each of the executive officers was determined after consultation with the managing underwriters of the Initial Offering and was based on the expected contribution of each such officer to the performance of the Company.

                                                     Jerry V. Jarrett
                                                      Ivan Winfield
                                                    Lee C. Howley, Jr.

                             EXECUTIVE COMPENSATION

     The following information is set forth with respect to the Company's Chief Executive Officer and certain individuals serving as executive officers during the last fiscal year for all services rendered in all capacities to the Company during fiscal 1998.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                LONG-TERM
                                      ----------------------------------   COMPENSATION AWARDS
                                                               OTHER       --------------------
                                                               ANNUAL      RESTRICTED    SHARE     ALL OTHER
                             FISCAL    SALARY     BONUS     COMPENSATION      SHARE     OPTIONS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR(1)    ($)        ($)         ($)(2)      AWARD(S)($)  (#)(3)       ($)(4)
---------------------------  -------  --------   --------   ------------   -----------  -------   ------------
Robert A. Weitzel.........   1998     $309,288   $211,025            --             --      --       $1,897
Chairman and Chief           1997     $312,250   $200,244            --             --      --       $  447
  Executive Officer(5)
James O. Singer(6)........   1998     $135,000   $ 50,000            --             --      --           --
President and Chief
  Operating Officer
Robert A. Swartz(7).......   1998     $ 75,005   $ 75,665            --             --      --           --
Former Vice President        1997     $ 67,600   $ 38,848    $159,142(8)            --      --           --
  and Chief Financial
     Officer
Scott E. Brewer...........   1998     $ 55,770   $ 75,065            --             --      --           --
Vice President and General   1997     $ 50,000   $ 38,239    $ 43,402(8)            --      --           --
  Counsel
Stephen Metzler...........   1998     $ 70,000   $ 37,205            --             --      --       $  590
Vice President of Central    1997     $ 69,999   $ 11,562            --             --      --       $  216
  Division
Gene Empey................   1998     $ 83,000   $108,209            --             --      --           --
Vice President of Western    1997     $ 82,515         --            --             --      --           --
  Division

---------------

(1) The Company's fiscal year ends on March 31, and its fiscal years are identified by reference to the calendar year in which they end. Includes compensation earned, awarded or paid for each fiscal year.

(2) No named executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 and 10% of that individual's salary plus annual bonus.

(3) See the table captioned "Option Grants in Last Fiscal Year" Table on page 8 for a discussion of options vesting.

(4) Represents amounts contributed by the Company to the Company's 401(k) Plan as matching contributions relating to before-tax contributions made by that individual.

(5) Effective October 1, 1997, Mr. Weitzel's annual salary was reduced to $300,000.

(6) Mr. Singer joined the Company in April 1997.

(7) Mr. Swartz resigned from the Company in February 1998.

(8) Amounts reported under the caption "Other Annual Compensation" reflect the cash value of Common Shares awarded to Messrs. Swartz and Brewer in November 1, 1996, as determined by an independent appraisal.

EMPLOYMENT CONTRACTS

     Robert A. Weitzel, James O. Singer and Scott E. Brewer entered into employment contracts with the Company in connection with the Company's Initial Offering in September 1997. Mr. Weitzel's agreement provides for an initial term expiring December 31, 2000, which is automatically extended for an additional calendar year at the end of each calendar year of the agreement, subject to the right of either party to terminate the agreement by giving six months' prior written notice. Mr. Singer's agreement provides that he is responsible for the day-to-day operations of the Company. The agreement also provides for an initial term expiring December 31, 1999, which is automatically extended for an additional calendar year at the end of each calendar year of the agreement, subject to the right of either party to terminate the agreement by giving six months' prior written notice. Mr. Brewer's agreement provides for an initial term expiring December 31, 1999, which is automatically extended for an additional calendar year at the end of each calendar year of the agreement, subject to the right of either party to terminate the agreement by giving six months' prior written notice. Mr. Swartz's employment agreement terminated upon his resignation from the Company in February 1998.

     Each agreement provides for the annual base salary and bonus described under the Compensation Committee Report, and for medical and dental benefits, as well as vacation and sick leave.

     Each agreement also provides that the employee will not compete with the Company in the aviation services or commercial security business during his employment or at any time during a period of up to two years immediately following the termination of his employment. Further, each agreement provides that upon the termination of the employee's employment (i) by the Company other than for "cause" (as defined in the employment contracts) or by the employee for certain actions of the Company, such as effecting a material adverse change in the employee's duties and responsibilities, or (ii) by the employee on a "change in control" of the Company (as defined in the employment contracts), the employee will be entitled to all of the compensation and benefits payable to him under the employment contract for the remainder of the stated term of the agreement.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                           -------------------------------------
                                      PERCENTAGE OF
                                          TOTAL                                    POTENTIAL REALIZABLE
                                         OPTIONS                                     VALUE AT ASSUMED
                                       GRANTED TO                                 ANNUAL RATES OF STOCK
                                        EMPLOYEES                                 PRICE APPRECIATION FOR
                           OPTIONS         IN          EXERCISE                       OPTION TERM(3)
                           GRANTED       FISCAL          PRICE      EXPIRATION    ----------------------
          NAME               (1)         YEAR(2)       ($/SHARE)       DATE          5%          10%
          ----             -------    -------------    ---------    ----------    --------    ----------
Robert A. Weitzel........  66,670         26.6%         $11.25       9/24/07      $471,695    $1,195,367
James O. Singer(4).......  33,362         13.3%         $11.25       9/24/07      $236,038    $  598,167
Robert A. Swartz(5)......  50,070         20.0%         $11.25       9/24/07      $354,248    $  897,735
Scott E. Brewer..........  50,070         20.0%         $11.25       9/24/07      $354,248    $  897,735
Stephen Metzler..........  16,690          6.7%         $11.25       9/24/07      $118,083    $  299,245
Gene Empey...............  16,690          6.7%         $11.25       9/24/07      $118,083    $  299,245

---------------

(1) Options vest in cumulative annual 25% increments beginning September 24, 1998, except as described in note 4.

(2) Based on 250,332 options granted to all employees during the fiscal year.

(3) These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast the actual future appreciation of the Company's Common Shares. No gain to optionees is possible without an actual increase in the price of the Company's Common Shares, which would benefit all of the Company's shareholders. All calculations are based on a ten-year option period.

(4) Mr. Singer's options vest on September 24 of the relevant year as follows:
    8,888 in each of 1998, 1999 and 2000, and 6,698 in 2001.

(5) Mr. Swartz's options terminated under the Long-Term Incentive Plan upon his resignation in February 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                        NUMBER OF           VALUE OF
                                                                       UNEXERCISED         UNEXERCISED
                                                                       OPTIONS AT         IN-THE-MONEY
                                            SHARES                   FISCAL YEAR-END    OPTIONS AT FISCAL
                                           ACQUIRED       VALUE            (#)           YEAR-END ($)(1)
                                              ON         REALIZED     EXERCISABLE/        EXERCISABLE/
                 NAME                    EXERCISE (#)      ($)        UNEXERCISABLE       UNEXERCISABLE
                 ----                    ------------    --------    ---------------    -----------------
Robert A. Weitzel......................          --            --      -0-/66,070         -0-/$487,266
James O. Singer(2).....................          --            --      -0-/33,362         -0-/$246,045
Robert A. Swartz.......................          --            --      -0-/50,070              -0-/-0-
Scott E. Brewer........................          --            --      -0-/50,070         -0-/$369,266
Stephen Metzler........................          --            --      -0-/16,690         -0-/$123,089
Gene Empey.............................          --            --      -0-/16,690         -0-/$123,089

---------------

(1) Represents the difference between the $11.25 per share exercise price of the options and the closing price of the Company's Common Shares of $18 5/8 per share on March 31, 1998.

(2) Mr. Swartz's options terminated under the Long-Term Incentive Plan upon his resignation in February 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during fiscal 1998 are listed above. No member of the Compensation Committee has served as an executive officer or employee of the Company or served during fiscal 1998 as an executive officer of another entity of which any executive officer of the Company was a director or member of the compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Section 16(b) Liability of Former Chief Financial Officer. In February 1998, Robert A. Swartz, the Company's former Vice President and Chief Financial Officer, engaged in transactions that violated the short-swing profit provisions of Section 16 of the Securities Exchange Act of 1934, as amended. Mr. Swartz informed the Company that his violation was inadvertent and disgorged to the Company $134,551, an amount equal to all of his short-swing profits calculated under Section 16.

     Repayment of Indebtedness of Principal Shareholder. In May 1993, Robert A. Weitzel, Chairman and Chief Executive Officer of the Company, borrowed $252,720 from the Company at an annual rate of interest of 8.15%, evidenced by a promissory note and secured by a mortgage on Mr. Weitzel's home. Mr. Weitzel also borrowed $70,000 from the Company in January 1994, at an annual interest rate of 10%, evidenced by a promissory note. The largest aggregate amount of indebtedness Mr. Weitzel had outstanding in favor of the Company in fiscal 1998 was $469,943. Mr. Weitzel paid $341,050, including $128,893 of delinquent interest, to the Company in connection with the consummation of the Initial Offering. This payment satisfied all of Mr. Weitzel's indebtedness to the Company. The Company does not intend to make or guarantee loans to its officers, directors, or shareholders.

     Agreement with Norman H. Wood. On September 22, 1987, shareholders holding substantially all of the outstanding shares of the Company, including Mr. Weitzel, executed a written consent in which they agreed to distribute to Norman
H. Wood, who was at that time the Company's Chief Operating Officer, 6.546% of the net proceeds received by them upon any sale of the Company. The Company and Messrs. Weitzel and Wood agreed that any claims that Mr. Wood may have had with respect to that instrument were settled by Mr. Weitzel transferring to Mr. Wood 73,101 of Mr. Weitzel's Common Shares of the Company, and the Company paying to Mr. Wood $75,000, prior to the consummation of the Initial Offering. By agreement of the parties, Mr. Wood's employment with the Company terminated at the time of that transfer and payment, and the Company paid to Mr. Wood a severance benefit in an amount equal to six months' salary in connection with that termination.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Common Shares with the cumulative total return of a hypothetical investment in each of the Standard & Poor's SmallCap 600 and the Nasdaq Transportation Index based on the respective market price of each such investment at September 19, 1997 and March 31, 1998, assuming in each case an initial investment of $100 on September 19, 1997, and reinvestment of dividends.

                                                   International       Standard &          Nasdaq
               Measurement Period                      Total             Poor's        Transportation
             (Fiscal Year Covered)                 Services, Inc.     SmallCap 600         Index
9/19/97                                                        100               100               100
3/31/98                                                     165.56            114.75            119.87

                 AMENDMENT TO THE 1997 LONG-TERM INCENTIVE PLAN

     The Company's Long-Term Incentive Plan (the "Plan") authorizes grants of options to purchase Common Shares and restricted and unrestricted share awards to officers and key employees of the Company and its subsidiaries or affiliates. The Board of Directors has approved an amendment to the Plan that is being submitted for approval by the Company's shareholders.

     The Plan currently authorizes the issuance of 267,015 Common Shares pursuant to grants of options and share awards. At July 24, 1998, grants of options for 267,015 shares had been made and no shares remained available for future grants under the Plan. The amendment to the Plan would increase the number of Common Shares that may be issued pursuant to grants made under the Plan from 267,015 to 500,000. If the amendment is approved, shares subject to options outstanding and available for grant under the Plan will constitute approximately 100% of the sum of the shares outstanding and shares subject to options and available for grant. No participant may be granted options for more than 100,000 shares in any year. The above limitations are subject to adjustment for share splits and similar events as provided in the Plan.

     The Plan is administered by the Compensation Committee (the "Committee"), which has authority to select participants from among those eligible and to determine the form and substance of awards and any conditions and restrictions on them. All members of the Committee are outside directors.

     Officers and key employees of the Company and its subsidiaries and affiliates are eligible to receive grants of options to purchase Common Shares and share awards under the Plan. Although 10 officers and key employees were eligible to participate during fiscal 1998, substantially all of the awards under the Plan have been made to senior officers, and the Committee expects to continue that practice. In fiscal 1998, seven persons received grants of options or share awards.

     The Plan authorizes grants of incentive and nonqualified options. All options have an exercise price that is not less than the fair market value of the Common Shares on the date the option is granted. The closing price of the Common Shares on the Nasdaq National Market on July 24, 1998 was $7.00 per share. The Committee determines the terms and conditions of share option grants, including the period for exercise, the expiration date and any conditions to exercise. The Committee's current policy is to provide that options may be exercised in the event of death, disability or retirement of the participant to the extent that options are vested at the time of the event. All options vest upon a change in control. The Committee may amend or modify the terms of any outstanding option grant but will not reprice options previously granted.

     The Plan authorizes share awards either with or without restrictions. The Committee has not made any share awards under the Plan. All grants to date under the Plan have been option grants.

     Under current federal income tax laws, a participant does not recognize income upon receipt of a share option. At the time of exercise of a nonqualified option, a participant recognizes ordinary income in an amount equal to the difference between the fair market value of the common stock on the exercise date and the exercise price.

     A participant does not recognize income upon exercise of an "incentive stock option," as defined under current federal income tax laws. If the shares acquired upon exercise of an incentive stock option are held at least two years from the grant date of the option and one year from the exercise date, upon sale of the shares the participant will recognize long-term capital gain in an amount equal to the difference between the sale price and the exercise price of the option. If the shares are sold sooner, the participant generally recognizes ordinary income or loss on the date of sale in an amount equal to the lesser of the difference between the sale price and the exercise price and the difference between the fair market value of the shares on the exercise date and the exercise price.

     The Company generally is entitled to an income tax deduction, at the time the participant recognizes ordinary income, in an amount equal to the amount of ordinary income recognized by the participant. Section 162(m) of the Internal Revenue Code, as amended in 1993, denies to a publicly held corporation a deduction in determining its taxable income for covered compensation in excess of $1,000,000 paid in any taxable year to its chief executive officer or certain other officers whose compensation must be reported in its proxy statement. Tax deductions related to exercise of stock options are not subject to this limitation if, among other things, the share options are granted pursuant to a plan approved by shareholders. The Company believes that the Plan meets all requirements of Section 162(m).

     Section 280G of the Internal Revenue Code denies a deduction to a corporation for excess parachute payments made to an officer or employee if contingent upon a change in control. A portion of the deduction that the Company might otherwise receive upon exercise of nonqualified options or vesting of restricted shares if accelerated by a change in control may not be available in these circumstances.

     The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any federal, state and local withholding tax requirements. The Committee has provided that a participant may satisfy a tax withholding requirement by delivering Common Shares owned by the participant, including shares the participant is entitled to receive upon exercise of the option.

     The Board of Directors may amend the Plan and any outstanding grants made under the Plan without the approval of shareholders. The Nasdaq National Market requires that an increase in the number of shares authorized for grant be approved by shareholders.

     The affirmative vote of a majority of the votes cast at the meeting (provided that at least 50% of the shares entitled to vote are voted) is required to approve the proposed amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE LONG-TERM INCENTIVE PLAN.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any shareholder proposal to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company at Crown Centre, 5005 Rockside Road, Independence, Ohio 44131, on or before March 31, 1999, for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and owners of more than 10% of the Company's Common Shares, to file with the Securities and Exchange Commission (the "SEC") and the Nasdaq National Market initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the Common Shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1998, all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% beneficial owners were complied with, except as follows: Form 3 filings for Mr. Royce E. Bates, Mr. Peter J. Collins and Mr. Brian S. Kenyon, and a Form 4 filing for Mr. Collins, were not timely. The Company failed to file timely forms reflecting one grant of options to each of Messrs. Collins and Kenyon.

                                 OTHER MATTERS

     The Company has not selected its independent accountants for the current fiscal year. This selection will be made later in the year by the Board of Directors. Representatives of Grant Thornton LLP, which served as the Company's independent public accountants during the fiscal year ended March 31, 1998, are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     If the enclosed proxy is executed and returned to the Company, the persons named in it will vote the shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under the heading "Election of Directors," the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

     When a choice has been specified in the proxy, the shares represented will be voted in accordance with that specification. If no specification is made, those shares will be voted at the meeting to elect directors as set forth under the heading "Election of Directors." Under Ohio law and the Company's Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee. Director nominees who receive the greatest number of affirmative votes will be elected directors. If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matter that will be presented for action at the meeting.

                                          By order of the Board of Directors,

                                          Scott E. Brewer,
                                          Secretary
Dated: July 29, 1998

                       INTERNATIONAL TOTAL SERVICES, INC.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

   P The undersigned hereby appoints ROBERT A. WEITZEL, SCOTT E.BREWER and BRIAN S. KENYON, and each of them, attorneys and proxies of the
   R undersigned, with full power of substitution, to attend the annual meeting of shareholders of International Total Services, Inc. to be
   O held at the Company's corporate headquarters located in the Crown Centre, 5005 Rockside Road, Independence, Ohio 44131 on Friday,
   X September 18, 1998, at 9:00 a.m., Cleveland, Ohio, time, or any adjournment thereof, and to vote the number of shares of the Company
   Y which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as follows:

                Nominees for election as directors, each to serve until the next annual meeting of the shareholders and until his successor has been duly elected and qualified:
                J. Jeffrey Eakin, Lee C. Howley, James O. Singer, Robert A. Weitzel and Ivan J. Winfield

THE PROXIES WILL VOTE AS SPECIFIED ABOVE, OR IF A CHOICE IS NOT SPECIFIED, THEY WILL VOTE FOR THE NOMINEES LISTED IN ITEM 1 AND FOR THE PROPOSAL DESCRIBED IN
ITEM 2.
                                                                    SEE REVERSE
                                                                        SIDE
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
[X]      PLEASE MARK YOUR                                                   2350
         VOTES AS IN THIS
         EXAMPLE.

                   FOR      WITHHELD                                  FOR     AGAINST    ABSTAIN
1. Election of     [ ]        [ ]      2. To vote for the proposal    [ ]       [ ]        [ ]     3. On such other business
   Directors                              to amend the Long-Term                                      as may properly come
   (see reverse)                          Incentive Plan to increase                                  before the meeting.
                                          the number of common shares
   (Instruction: To withhold authority    without par value available
   to vote for any particular nominee,    for issuance under the Long-
   write that nominee's name on the       Term Incentive Plan from
   line provided below:)                  267,015 shares to 500,000 shares.

   -----------------------------------

                                          Receipt of the Notice of Annual
                                          Meeting of Shareholders and Proxy
                                          Statement dated July 29, 1998, is
                                          hereby acknowledged.

                                          --------------------------------------

                                          --------------------------------------
                                          SIGNATURE(S)                      DATE

                                          (Please sign exactly as your name or
                                          names appear hereon, indicating, where
                                          proper, official position or
                                          representative capacity.)

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